Exhibit 99.1

INVESTOR RELATIONS: John Merriwether, 866-248-3872 InvestorRelations@amctheatres.com MEDIA CONTACTS: Ryan Noonan, (913) 213-2183 rnoonan@amctheatres.com

FOR IMMEDIATE RELEASE

AMC Entertainment Holdings, Inc. to Receive $157 million In Cash

For Sale of Its Remaining Equity Interest

in National CineMedia

Brings Total of More Than $440 Million in Sales of Non-Strategic Assets Since August 2017

LEAWOOD, KANSAS - (June 19, 2018) -- AMC Entertainment Holdings, Inc. (NYSE: AMC) (“AMC” or “the Company”) announced today it will receive approximately $157 million in cash for a sale of the entirety of its remaining equity interest in National CineMedia, LLC. (“NCM”). AMC is selling all of its 21,477,480 NCM common units at $7.30 per unit. Cineworld Group, plc (LSE: CINE) and Cinemark Holdings, Inc. (NYSE: CNK) are each buying half the units. The NCM stake is held on the books of AMC with a value of $6.02 per unit as of March 31, 2018. The closing is expected to take place by July 9, 2018.

With the transaction complete, AMC has far exceeded the monetary amount and time frame for its stated objective of monetizing $400 million in non-strategic assets by August of 2019. It also is now in full compliance with a consent decree with the U.S. Department of Justice (“DOJ”) in connection with AMC’s acquisition of Carmike Cinemas, Inc. in December 2016, which required AMC to sell off most of its holdings in NCM by June of 2019.

Commenting on the transaction, AMC CEO and President Adam Aron said, “At AMC, we do what we say. This sale of our equity stake in NCM fulfills our commitment to the Anti-Trust Division of the U.S. Department of Justice. And when combined with previously announced transactions over the past ten and a half months to monetize non-strategic assets, it also gives AMC more than $440 million of increased cash to be wisely redeployed.”

Aron added, “While we will no longer be a shareholder of National CineMedia, we do look forward to our continued close cooperation with NCM in the sale of pre-show onscreen advertising at a majority of our U.S. theatres.”

On Aug. 4, 2017, AMC announced plans to identify at least $400 million of non-strategic assets that could be monetized over a 24-month period. This latest transaction brings the total of AMC’s asset sales to more than $440 million, when combined with six previously announced asset monetizations:

•	On Aug. 8, 2017, AMC announced it had sold its 50 percent stake in Open Road Releasing, LLC (now known as Global Road Entertainment) for $14.4 million.

•	On Sept. 14, 2017, AMC announced the sale leaseback agreement for seven of its U.S. theatres which generated approximately $128 million.

•	On Sept. 18, 2017, AMC announced it had reached an agreement to sell 12 million shares of National CineMedia, Inc. (NASDAQ: NCMI) (“NCM”) stock for $73.1 million.

•	On Oct. 2, 2017, AMC announced it had reached an agreement to sell 2.8 million shares of NCM common stock for $18.2 million.

•	On June 1, 2018, AMC announced it had sold 1 million shares of NCM common stock for $7.2 million.

•	On June 6, 2018, AMC announced it had received approximately $45 million in cash as part of a transaction in which Abry Partners took a controlling interest in Screenvision Media.

As has been the case heretofore, AMC intends to use the sale proceeds to pursue the four primary goals of its capital allocation strategies: (a) deleveraging, (b) returning cash to shareholders through share buybacks and dividends, (c) increasing its footprint by adding new theatres in the U.S., Europe and the Middle East and (d) achieving high investment returns through renovation of theatres with recliner seats, enhanced food and beverage options and an increased commitment to premium large format screens.

About AMC Entertainment Holdings, Inc.

AMC is the largest movie exhibition company in the U.S., in Europe and throughout the world with more than 1,000 theatres and 11,000 screens across the globe. AMC has propelled innovation in the exhibition industry by: deploying its Signature power-recliner seats; delivering enhanced food and beverage choices; generating greater guest engagement through its loyalty program, web site and smartphone apps; offering premium large format experiences and playing a wide variety of content including the latest Hollywood releases and independent programming. AMC operates among the most productive theatres in the United States' top markets, having the #1 or #2 market share positions in 22 of the 25 largest metropolitan areas of the United States, including the top three markets (NY, LA, Chicago). Through its Odeon subsidiary AMC operates in 14 European countries and is the #1 theatre chain in Estonia, Finland, Italy, Latvia, Lithuania, Norway, Spain, Sweden and UK & Ireland. In a joint partnership with The Development and Investment Entertainment Company, a subsidiary of The Public Investment Fund of Saudi Arabia, AMC also operates AMC Cinemas in the Kingdom of Saudi Arabia. For more information, visit www.amctheatres.com.

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